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|_|  Soliciting Material Pursuant to Section 240.14a-12


                           EUROPA CRUISES CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 JAMES C. ILLIUS
                                PAUL J. DEMATTIA
                                  JOHN R. DUBER
                                 ROGER A. SMITH
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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** Copies of this document were released to security holders on or about
   June 17, 2002.


FOR IMMEDIATE RELEASE


        THE COMMITTEE OF CONCERNED EUROPA STOCKHOLDERS SAYS VITALE'S PLAN
                    FOR DIAMONDHEAD IS `$500 MILLION FOLLY'


Rocky River, Ohio - June 17, 2002 - The Committee of Concerned Europa Stockholders today said the recent proposal by Deborah Vitale, Chief Executive Officer and member of the Board of Directors of Europa Cruises Corporation (OTCBB: KRUZ) for a gigantic destination-type resort at Diamondhead, the company's primary remaining asset, would be a financial disaster for Europa. The Committee is campaigning to remove Vitale from the Board of Directors of Europa Cruises and to replace her with seasoned gaming executive Jim Rafferty.

With the company's stock price closing at $0.90 per share as of June 14, 2002, and with swiftly depleting cash reserves, Vitale is proposing an unrealistic $500 million destination resort for the 404-acre Diamondhead, Mississippi, site. In a letter to stockholders calling the plan "Vitale's Folly," the Committee notes that "not only is there no indication of how Vitale plans to secure financing for this massive undertaking, Vitale also admits that she is unable to set a construction date."

Beyond a casino, Vitale plans to build:

     / / four non-gaming hotels with 3,500 rooms
     / / five restaurant pads
     / / an outlet mall
     / / a regional convention center
     / / condominiums
     / / an 18-hole golf course

The Committee says the scope of the project envisioned by Vitale is out of touch with the actual customer market to be reached by the Diamondhead property, which represents casino enthusiasts from within a 50-mile radius. Various casino experts have opined that the Gulf Coast area will not support another Beau Rivage, which is Vitale's grand scheme. The economics are simple: if the market will not support Vitale's proposal, the banks will not finance it. If Vitale's proposal is not financed, it will never be built. In the end, the Committee predicts that Vitale's proposal will end up leaving Europa's stockholders with the same vacant lot they have owned for the past ten years.

The Committee is asking each Europa stockholder to consider its approach instead
- a high-class lodging that is environmentally sound and makes sense for the realistic customer base that the property is most likely to attract.


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Rafferty's plan offers a graduated two-phase plan with an initial targeted investment of $125 million that includes:

     / / 40,000 square feet of casino space with 1,200 state of the art slot machines and 40 table games
     / / a 400-room hotel capturing the simple elegance of a French country inn / / 2 restaurants: -- a Cajun/Creole cuisine buffet and a coffee shop offering home cooking at reasonable prices

Simultaneous with the phase one development, management will form strategic alliances with other customer generating businesses to bring $75 million in outside capital to the project. The plan anticipates two additional 300-room hotel projects, a nationally recognized restaurant and a retail and highway center.

Once this investment proves successful, the Rafferty plan envisions a second phase that would include the addition of 400 hotel rooms, a 700-seat performing arts center and more casino space.

In all, the Committee proposes a total investment of $300 million, a quarter of which will come from outside investors with total spending through Europa at less than half of what Vitale proposes.

In concluding, the Committee warns shareholders: "EUROPA NEEDS LIQUIDITY NOW! Rafferty and his associates offer a plan that can be implemented - quickly . . . In nine years with Europa Cruises - as a director, chairman, and, now as President and CEO -- Deborah Vitale has not brought a single new deal to the table. Don't expect them now. She is more than happy with the status quo - watching as Europa depletes its limited resources. But her alternative is no better: Because the monstrosity she wants to construct on the Gulf Coast shows little understanding of either the market or her responsibility to produce value for stockholders. With Vitale, either way you lose."

Shareholders are urged to return the WHITE consent card immediately. Even if you have sent a gold consent card, you have every right to support the Committee's consent solicitation by signing, dating and mailing the WHITE consent card. If you have any questions on how to vote your shares, please call our proxy solicitor: Georgeson Shareholder at 1-866-318-0501.

Press Contact: Owen Blicksilver   516-742-5950

FORWARD-LOOKING STATEMENTS. THE INFORMATION CONTAINED HEREIN INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE INDICATED BY WORDS OR PHRASES SUCH AS "ANTICIPATES," "ESTIMATES," "PROJECTS," "BELIEVES," "INTENDS, " "EXPECTS," AND SIMILAR WORDS OR PHRASES. SUCH STATEMENTS AND ESTIMATES, BY THEIR NATURE, INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. ACTUAL MEASUREMENTS AND FUTURE DEVELOPMENTS MAY AND SHOULD BE EXPECTED TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY ESTIMATES AND FORWARD-LOOKING STATEMENTS.